                                     [LETTERHEAD]

JOHN HINSON CHIEF FINANCIAL OFFICER


January 15,1999

Via Facsimile to 206-932-4863
and email to peter.m.castner@boeing.com
Mr. Peter M. Castner
Buyer
Boeing Business Jets
Seattle Washington, 98124-2207

Dear Peter:

This letter will confirm the understanding of DeCrane Aircraft Holdings, Inc. ("DAH") with Boeing Business Jets ("Boeing")") as respects (i) the proposed purchase by DAH of all of the stock of PATS, Inc. ("PATS") pursuant to an Agreement for Purchase and Sale of Stock (the "Stock Purchase Agreement") and
(ii) the agreement between Boeing and PATS for the purchase by Boeing from PATS of auxiliary gas tanks (the "Tank Agreement").

In order for DAH to proceed with the closing of the Stock Purchase Agreement, it needs to obtain certain consents and reach certain agreements both as set forth below in this letter:

     1. By its signature on this letter, Boeing does hereby consent to the change of control of PATS from its existing owners to DAH, a subsidiary of DLJ Merchant Banking Partners, II, an affiliate of Donaldson Lufkin Jenrette Securities Corporation;

     2. Boeing hereby confirms that as of the date of its execution of this letter, that PATS is not in default of the Tank Agreement;

     3. Except as set forth on Schedule 3 to this letter, Boeing has no claims against PATS for failure to comply with the terms and conditions of the Tank Agreement;

     4. DAH would not purchase the stock of PATS pursuant to the Stock Purchase Agreement if it were likely that Boeing were to assert a right to claim a default by PATS in the Tank Agreement. Accordingly, by its signature on this letter this will confirm that Boeing does not presently intend to declare a default by PATS of the Tank Agreement and Boeing will notify DAH and PATS of all items of unsatisfactory performance in order to give DAH a reasonable time after the closing of the Stock Purchase Agreement to cause PATS to cure any deficiencies of performance in the Tank Agreement.

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     5.   In order to close the purchase of stock pursuant to the Stock Purchase
          Agreement, Boeing hereby agrees to pay DAH the sum of $5.0 million; such amount shall be repaid to Boeing by DAH together with interest on the unpaid balance at 8% in the event that DAH does not consummate the purchase of 100% of the stock of PATS, Inc. ("PATS") on or before February 5, 1999.

          At such time as DAH is the owner of 100% of the stock of PATS, the amount paid by Boeing shall be contributed by DAH to PATS and concurrently such amount shall constitute a "customer deposit" of Boeing to PATS, which customer deposit shall be applied as follows:

          December 21, 1999   $1,330,000.00
          June 21, 2000       $1,330,000.00
          December 21, 2000   $1,330,000.00
          June 21, 2001       $1,330,000.00
          December 21, 2001   $  371,900.00

          (The above amounts are subject to confirmation by Boeing and DAH

          So long as PATS perform the Tank Agreement, neither DAH nor PATS shall have any liability to repay the customer deposit. In the event that PATS fails to perform the Tank Agreement and in the event Boeing terminates the Tank Agreement, Boeing shall receive either (i) payment in immediately available funds in the amount specified in the chart above as to any Tanks not delivered and/or installed or (ii) a credit to any and all obligations owing from Boeing to PATS with respect to the Tank Contract.

     6. DAH shall on the Closing Date of the Purchase Agreement and concurrent with Boeing's payment of $5 million, deliver to Boeing a Guaranty of PATS obligations to Boeing in the form enclosed with this letter.

     7. The learning curve cost savings benefit ("CCIP") will (i) commence after the 5th aircraft (instead of the 10th aircraft) based upon the first five installations; in addition there will be a second measurement period which will occur only upon the completion of the 10th aircraft after the issuance of an STC and such measurement will be based on the installations of the 6th through 10th aircraft following such STC issuance.

     8. Boeing will make milestone payments equal to 10% of the purchase price of Tanks 37 through 46 concurrent with the issuance of Purchase Orders for said shipsets. The balance of the purchase price for such shipsets shall be due and

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Peter M. Castner
Page 3

          payable by Boeing upon the completion of manufacture and assembly of each of shipsets 37 through 46.

Please have this letter signed by a person authorized to execute it on behalf of Boeing to confirm the consent and agreements specified above. It is also my understanding that Boeing will work with Mark Ryan to schedule training.

We appreciate the cooperation you have given DAH in the proposed purchase of the stock of PATS. The closing of the transaction is now scheduled for either January 20 or 21 in Baltimore, Maryland. Please get back to me as quickly as possible if anything further than this letter is required.

Sincerely,


/s/
----------------------
John R. Hinson
Chief Financial Officer

Agreed to:

/s/
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By

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Its

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Date

cc:  R. Jack DeCrane
     Jeff Nerland
     Steve Silverman